Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. and to the reserve estimates as of December 31, 2017 and our report thereon in the Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference into the Prospectus contained in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about November 9, 2018, and any subsequent amendments thereto.

/s/ Lee Keeling and Associates, Inc.
Tulsa, Oklahoma
November 9, 2018